Exhibit 99.3

Welcome

Good morning and welcome. My name is Mark Stumpf and I am the Investor Relations Manager for Imperial Oil.

Agenda

This morning, Imperial’s senior management will take you through all aspects of our business. With us today is Bruce March, chairman, president and chief executive officer of Imperial, Glenn Scott, senior vice president, resources and Paul Masschelin, senior vice president, finance and administration and treasurer. Also here today is George Bezaire, our director of corporate planning.

We should have time for your questions at the end before we finish up around 11:30. When you wish to ask a question, please use a microphone so participants on the webcast can hear your question.

Before we begin, I would like to take a moment to review some safety information.

There is an exit directly behind you and a second one to my right at the front.

If the alert fire alarm tone sounds, we will stop the presentation, prepare to evacuate and wait for instructions. If the evacuation tone sounds, we are to follow the Fire Warden’s instructions and leave the building via the stairwells which are located out the rear door, turn to your right, turn left just past the elevators and the stairs are straight ahead.

Washrooms are located at the end of the hall as you exit to the right out of the back of the room.

I would also ask that everyone please turn off your cell phones and Blackberrys at this time.

Cautionary Statement

I would like to draw your attention to the fact that this presentation does contain forward looking statements and actual results may differ as a result of many factors, some of which are noted on this slide.

Canadian reporting standards require that we provide clarity with respect to the non-proved resource basis. The fourth paragraph provides for this requirement.

Unless otherwise specified, all figures are in Canadian dollars.

It is now my pleasure to introduce our chairman, president and CEO, Bruce March.

Our Business

Thank you Mark. Good morning and welcome to all of you that have joined us for this bi-annual Investor Conference, those of you here in person and also those who are following the meeting on the webcast.

Today, I am pleased to share our 2010 financial and operating results and discuss the promising future for Imperial Oil. A future that will continue to deliver superior value to shareholders over the longer term.

We provide a unique opportunity for investors - a company with 130 years of operating experience, with assets only in Canada, embarking on a period of exceptional growth, backed by the strength of ExxonMobil. Our competitive advantages are grounded in our commitment to operating integrity, risk management, and financial discipline. These items underpin our strategies and will provide company growth in the long-term and better performance than our peers in the short-term.

2010 Results

Overall I am very satisfied with our 2010 performance across all key measures and business lines. First and foremost, we had a solid year of operational excellence including industry-leading safety performance and strong environmental management. By focusing first on safe operations, we know that it will lead to excellence in our overall operations.

We delivered strong financial and operating results. Imperial generated earnings of $2.2 billion in 2010, compared to $1.6 billion in 2009.

We maintained an industry-leading return on capital employed of 21%, up from 17% in 2009. That’s even more impressive when you consider that last year saw record investment in capital growth projects. Each business segment had double digit returns.

Our financial strength enabled us to invest through the business cycle and internally fund 80% of our record capital and exploration expenditures of $4 billion. We maintained a strong balance sheet with a ratio of debt to total capital of 7%. Imperial Oil is the only Canadian industrial company with a Triple A rating from Standard & Poor’s.

Proved reserves at year end were 2.5 billion oil equivalent barrels; representing 28 years of coverage at current production rates. And non proved resource exceeds 13 billion oil-equivalent barrels.

This is only the beginning of what will be a decade of growth for Imperial. Over the next ten years, we are planning to invest between $35 and $40 billion. We’ll talk in detail about these growth opportunities later on.

Now I would like to review our safety performance as a key indicator of how well our company is operating.

Safety Leadership

Nothing receives more management attention at Imperial Oil than the safety and health of our employees, our contractors, our customers and the people who live and work in the communities in which we operate.

Our vision that Nobody Gets Hurt is internalized in the Company’s culture and is a central, critical element of daily operational excellence. Our safety performance continues to lead the industry and we are proud of this achievement. In 2010, our 5000 employees had no lost time incidents for the second year running. It was a strong year for contractor safety performance too with a significant drop in injury severity.

Our strong safety performance is the direct result of effective risk management and a relentless focus on operational excellence. Within Imperial, we know good safety performance leads to good business performance. We also know that a safety culture has a positive influence on the behavior of each employee and contractor. Safety is a core value at Imperial that influences decision making at all times and at every level of the organization.

At Imperial we pursue excellence in safety performance using a systematic, proactive approach, globally aligned with ExxonMobil. We remain committed to maintaining and improving upon these already high levels of performance. To do so takes diligence and innovation. We will not to be satisfied until Nobody Gets Hurt.

Let’s now look at environmental systems and performance.

Environmental Business Planning

Meeting the world’s growing need for energy while minimizing impacts on the environment is one of our biggest challenges.

At Imperial, we have implemented rigorous environmental management programs that deliver ongoing improvement in our environmental performance.

The results of this discipline are significant, particularly in the area of energy efficiency. By applying ExxonMobil’s Global Energy Management System, our refineries achieved their best-ever energy efficiency performance last year.

In our current operations and as we develop projects for the future, we will continue working to Protect Tomorrow. Today. That encompasses actions to reduce water use, spills and releases. Actions such as directional drilling reduce our land use footprint. And we have a structured program to reclaim upstream and downstream sites that are no longer active and return them to productive use.

Environmental Performance

Particularly significant has been the improvement in flaring. Flaring associated with Upstream production has been reduced by 80 percent over the past decade. And Upstream solution gas flaring intensity is less than half that of the next lowest operator. This too is an example of operational excellence and rigorous environmental planning and stewardship.

Let’s now look at our 2010 financial results.

Earnings

Imperial Oil achieved continued strong financial performance across all business segments. Earnings per share were $2.59 in 2010; up 39% from 2009.

Achieving strong performance in all business segments reflects our ongoing commitment to operational excellence and our continuous commitment to low cost operations.

Our ongoing focus on base business performance maximize the value of our asset base and enable a disciplined investment strategy. Every year, we identify actionable ‘self help’ initiatives. Initiatives which reduce expenses. Initiatives which improve reliability and reduce downtime. Initiatives which maximize the value of feedstocks. Initiatives which increase sales of high value products. This self-help approach is relevant in all business environments.

To put these results in context, let’s take a look at our return on average capital employed and see how it compares to the competition.

Superior ROCE

Performance in our capital-intensive industry with long life assets is best reflected by return on average capital employed. It is an indicator of sound long term strategy and disciplined investment decisions. This disciplined approach where we manage each of our business lines for the long-term, helps us generate competitive advantage and value for our shareholders. As you can see in this chart, the competitive advantage occurs when prices and margins are high, and when they are low.

We have high quality assets in all our business segments. The consistent execution of our business model with these assets delivers superior cash flow, which is reinvested in growth projects or in times of surplus, returned to shareholders.

We consistently lead industry in this measure. The ROCE for operating assets exceeded 30% in 2010. Overall for the company, including capital invested for Kearl, it was 20.5% last year.

ROCE Strong in All Business Lines

Our target is to achieve double digit returns in our three business segments, even at bottom of cycle conditions.

As you can see from this chart, over the last 5 years, all our businesses posted strong returns.

In segments where volume growth opportunities are limited, such as the Downstream and Chemical businesses, we target to keep capital additions at less than depreciation.

And for projects delivering new upstream volumes, capital efficiency is first and foremost.

Superior Shareholder Returns

Imperial also performs well as evidenced by the TSX composite and energy indices. Imperial has delivered superior returns to shareholders for over two decades. And we are well positioned with a proven strategy and superior growth opportunities to continue this shareholder performance in the coming decades.

Imperial Oil - Energy for 130 Years

As Canada has grown and prospered since Confederation, so has Imperial Oil…. by providing the energy resources and products required for an expanding economy.....while at the same time, providing shareholders with excellent returns.

With ExxonMobil as a majority shareholder, we have benefited from an affiliation with the global leader in our industry.

Imperial’s competitive advantage is achieved through the integration of a number of key attributes….a disciplined, consistent and long-term approach …. With a high quality portfolio of assets …. a superior workforce…. and advantaged technologies … coupled with the financial strength to make investments at any point in the business cycle ….

We intend to leverage these strengths to deliver superior shareholder returns for decades to come.

Proven Business Model

Our business model continues to serve Imperial Oil well. Our priorities to achieve shareholder value are straightforward:

•	First, maintain a focus on the base business through operational excellence. Our ability to bring rigor and attention to detail in all aspects of our operations is the way we work every day.

•	Second, we continue to invest in profitable sales growth. Our financial position is different than many of our competitors — investing when others cannot delivers great benefits to our shareholders.

•

Third, reduce costs by improving efficiency. In the last 2 years, we actively pushed earlier cost escalation out of our businesses. If you compare our operating cost efficiency versus our competitors in 2010, you will notice that we continue to widen the gap versus our competitors.

•	Last, we continually upgrade the quality of our portfolio by adding high quality assets but also taking the opportunity to shed those that are at end of life with little upside.

Coast to Coast to Coast

As you know, our operations span Canada from coast to coast to coast. In the Upstream, our key assets are in Alberta with the 100% owned Cold Lake heavy oil site and a 25% interest in Syncrude. Our conventional oil and gas fields are in the North West Territories, Alberta and Nova Scotia.

In the downstream, all of our refineries have associated Chemical or Lubricants facilities. And we have an extensive network of distribution centres and retail sites supplying wholesale, industrial, and retail customers with quality fuels products and lubricants.

Our portfolio of development opportunities is attractive and diverse. Construction of the Kearl initial development - an oil sands mining project - is underway. We are progressing the Nabiye project to add new volumes at Cold Lake. We have significant gas resource at Horn River and the Mackenzie Delta, additional undeveloped oil sands leases and some tight oil acreage.

In addition, there is a crucial strength that none of our industry peers can match.

Leveraging the ExxonMobil Relationship

An unmatchable strength, is the benefit we gain from our affiliation with ExxonMobil. No other publically traded company in Canada has this competitive advantage.

We are strategically aligned with ExxonMobil. We both advance attractive opportunities that provide attractive returns across a broad range of industry and market conditions while maintaining a focus on capital efficiency and discipline. We both have a proven record of responsible stewardship of our shareholders’ money. And we both view operational excellence as a competitive advantage.

Imperial businesses are fully aligned with ExxonMobil’s. As a result, we benefit from their management systems. They execute as many capital projects in a year as we would do in a decade. And we have open access to their project management learnings and systems. Their functional focus enables the timely transfer of best practices into our businesses.

Our employees take advantage of extensive training and development programs. This relationship allows Imperial to place tomorrow’s business leaders in ExxonMobil’s worldwide operations …. to develop their leadership and technical expertise required for success in such a demanding business.

Another advantage is our collective approach with vendors and suppliers to get the lowest price possible.

And we utilize ExxonMobil’s low cost business centres around the world for routine support services.

Leveraging the ExxonMobil Relationship

Another unmatched advantage is in the area of technology.

Imperial has a legacy of technology leadership. For example, our research scientists in Calgary invented and patented the two key in-situ oil sands recovery processes used by almost all the upstream industry today. We have a long-term commitment to technology and in 2010, invested over $100 million in research - most of it focused on oil sands innovation. We partake in research and technology development to support improvement in ongoing operations and to find breakthroughs we need to sustainable energy across the world and in North America.

ExxonMobil has the same long-term commitment. They invest more than $1 billion annually in research and technology development.

In the upstream, their research delivers advantaged technologies while progressing significant breakthrough research.

In the downstream, they’ve developing leading edge composition models, advanced catalysts and advanced products.

Their Chemical research focuses on breakthroughs in advantaged feedstocks, lower-cost manufacturing processes and premium product development.

No energy company Imperial’s size can sustain a billion dollar annual research budget - our shareholders get significant benefit from this research leverage.

Now I would like to share our views on the recent business environment and, more importantly, the long-term trends that shape our business plans.

Business Fundamentals

People and societies continue to require affordable, reliable energy to enable advancement and prosperity.

With the world’s population rising by 1 billion people through 2030, we expect strong demand growth in developing nations as rising prosperity is reflected in trends such as increased electricity consumption and vehicle ownership. Developed economies will also need energy for continued economic growth but increased energy efficiency will likely keep OECD demand flat.

Canada and other countries continue to develop policies intended to reduce greenhouse gas emissions and yet not impair long-term economic growth. However, practical solutions in this regard remain uncertain.

While the business environment presents an ever-changing set of challenges, it also presents opportunities. In my view, Imperial Oil stands apart from competitors to meet robust, long-term energy and petrochemical demand.

Global Energy Demand to 2030

Energy in all its forms is critical to economic growth, economic development, and across the world a growing desire for an improved quality of life.

In 2005, oil, and natural gas provided 60% of the world’s energy. Coal, nuclear, hydroelectric, geothermal, biomass, along with wind, solar and biofuels contributed the balance. Through the year 2030, expanding prosperity for a growing world population will increase energy demand by 35% when compared to 2005.

Meeting this demand will require an integrated set of solutions including:

- expanding all economic energy sources, including oil and natural gas

- accelerating gains in energy efficiency

- reducing CO2 emissions through better efficiency, new technologies and a shift to cleaner fuels such as natural gas

- and developing new energy technologies.

To provide solutions of the scale required, the world will need tremendous levels of investment, sustained over decades. And it will require sound, stable government policies that promote a level playing field for advancing all commercially viable energy solutions.

Global Liquids Supply / Demand

Oil is the world’s largest energy source. Nearly all the world’s transportation runs on liquid fuels because their unmatched energy density makes them easy to transport and widely available. We believe that these factors will continue to make oil a consumer preferred fuel long into the future.

This chart shows the challenge in meeting future oil demand. Production from current fields declines at predictable rates. As oil demand grows out to the year 2030, about 45 million barrels per day of gross capacity would be needed just to offset decline from these existing oilfields. This new oil production (show in light blue) is equal to several times the production of Saudi Arabia. Supply will need to come from many sources, including Canada’s oil sands.

North America Energy Demand and Supply

Within North America, the demand picture changes.

Demand for oil products will flatten and then decline.

While commercial transportation demand will grow, better light duty vehicle economy will result in a flattening and then a decrease in oil demand.

By comparison, natural gas will experience significant growth. Gas is attractive because of its environmental benefits, large resource base and flexibility as an efficient fuel, particularly for power generation. And it is expected to displace a considerable amount of coal in this application, as shown on the chart on the right.

In the U.S., the fastest-growing source of natural gas supply is unconventional gas. This term refers to natural gas produced from tight rock and shale as well as coal bed methane. By 2030, unconventional production is expected to meet well over half of the U.S. gas demand.

But it is still expected that Mackenzie and Alaskan pipeline gas will be required to meet North American demand.

Gas as a Transition Fuel

In Canada and around the world, natural gas is proving to be an ideal fuel to help meet the public’s increasing demand for energy.

Gas is abundant, clean and affordable and will become increasing desirable as a primary form of energy. Environmental policies that put a cost on CO2 emissions will shift the economics for electricity generation. Producing electricity using a natural gas combined-cycle turbine is about 30 percent more efficient than using a state-of-the art coal plant. And using gas instead of coal for power generation could lead to a potential 60 percent reduction in CO2 emissions.

In coming decades, natural gas is expected to act as a transition fuel for generating electricity as the world transitions to lower carbon intensity energy.

U.S. Demand for Energy

The United States is to the largest energy market in the world.

Canada supplies more energy to the United States …. than Mexico, …Venezuela and …Saudi Arabia combined. Canada is a resource rich country in a resource hungry world.

Canada provides a source of reliable and secure energy and will play an increasing role in North American energy supply security. More and more, other parts of the world see Canada as an attractive energy provider.

Canada - Attractive Investment Climate

As the world looks for improved energy security, they are cognizant of the important supporting role of governments. With an expanding capital investment program, we are also very much aware of this.

The best way for governments to encourage investment is to put in place sound, efficient, market-based policies which support long-term planning and investment. Such sound policies uphold the rule of law, and provide a stable and fair legal, tax and regulatory framework. Public policies should also promote free trade and the free flow of goods and services.

From these perspectives, Canada is an excellent jurisdiction for our industry.

Notwithstanding these advantages, there are challenges. Regional inflation is an issue, particularly for oil sands activity in Fort McMurray. And labour availability, while not an issue currently, will arise again if the level of oil sands activity increases in line with announced projects.

Industry Risks

The energy industry faces multiple uncertainties and risks.

First and foremost are risks associated with safety, security and the environment. Over the years and very recently with the Macondo well release, the industry has seen examples where the failure to effectively mitigate these risks have resulted in serious, even tragic consequences, including the loss of life and harm to the environment.

Additionally, there are significant financial, economic and commercial risks associated with the very large and growing capital investments required to develop increasingly complex oil and gas projects.

The recovery of resources located kilometers beneath the surface of the earth also carries a wide range of technical risk involving geological and engineering complexities.

Geopolitical events can have a significant impact on economic growth with impacts on energy demand and pricing.

Finally, the industry is faced with risk of climate change and the resulting effect of government policies and impact on global markets.

Well-developed processes, procedures and people are required to manage these risks.

Risk Management Approach

Over many decades, Imperial Oil and ExxonMobil have established common expectations for addressing the risk inherent in our business. These expectations are fully embedded in our culture, and we remain focused on continuously improving our ability to effectively identify and manage risk across the business.

First, a capable, committed workforce with clear accountability is important since human decision making is a significant component of successful risk management. Our goal is to develop employees so that they have the highest technical and leadership skills in the industry. This has been and will be a sustainable source of competitive advantage.

Employees are supported by well-developed and clearly defined policies and procedures to ensure that we have a structured, consistent approach with the highest standards in place. These high standards are rigorously applied at the project design stage to reduce and eliminate risk where possible.

Additionally, employee and contractor training is an essential element to ensure support at all levels within the organization and to embed the right behaviors.

We also employ a systematic approach to measuring performance and seeking continuous improvement across our business. This is all done within the context of rigorously applied management systems.

Risk Management Approach

Imperial Oil utilizes a comprehensive set of systems, developed and used worldwide by ExxonMobil, to manage the many risks we face.

Recognized as a model of success in the industry, the Operations Integrity Management System, or OIMS, provides a robust framework for managing safety, security, health and environmental risk. OIMS enables us to measure progress, ensure management accountability for results and establishes common expectations for controlling operational risk.

Facility integrity management systems are employed to prevent high-impact equipment and facility failures and to improve equipment reliability. The benefits are significant and have resulted in material reductions in unscheduled downtime.

The Controls Integrity Management System, or CIMS provides a structured process for conducting business in a well-controlled manner. This includes establishing effective controls, monitoring and enforcing compliance continuously, and resolving control weaknesses in a timely manner.

ExxonMobil’s Capital Project Management System, EMCAPS, uses management gate reviews and checkpoints to ensure that projects are conducted in a safe and environmentally responsible manner, deliver assets of appropriate quality, meet cost and schedule expectations and achieve commercial success.

The multiple management systems in place at Imperial Oil also provide a framework to guide our efforts to meet the public expectations of oil sands resource development.

Responsible Resource Development

Anyone familiar with our industry knows there are concerns about its environmental footprint - especially in regards to the oil sands. There is no question that there are environmental impacts associated with development and production. And our industry has been challenged in the court of public opinion, primarily as a result of misinformation about these risks.

The reality is that our industry and Imperial Oil have made - and continue to make - significant improvements in reducing environmental impacts.

The next few slides will highlight examples of these improvements.

Oil Sands - Responsible Development

Shown here is Imperial’s fresh water use at the Cold Lake in-situ oil sands facility.

Our research and operating teams developed technology which has enabled the use of saline water for steam generation. So we can reuse about 95% of the water produced in association with bitumen.

As a result, fresh water use per barrel is 88% lower than in the 1970’s. Looking at this from the production side …… since the late 1980’s, Cold Lake bitumen production has doubled without using additional volumes of fresh water. And we are committed to further reductions going forward.

Oil Sands - Responsible Development

The Kearl project, with next generation technology, will raise the bar for oil-sands mining both in terms of efficiency and environmental impact.

Proprietary technologies at Kearl include paraffinic froth treatment which produces a saleable crude oil without an upgrader. Kearl will be the first mining operation where bitumen is processed once , in a downstream refinery, rather than twice in an upgrader and a refinery. This reduces life-cycle greenhouse gas emissions.

And there are other measures to reduce impact.

Compensation lakes will double fish habitat.

Cogeneration, a technology which uses one source of fuel to generate electricity and steam at the same time will be incorporated into the project.

Kearl will reclaim land faster - in fact we have already started to reclaim land impacted by project construction.

And advanced tailings separation technologies will allow greater recycling of water and will reduce freshwater demand. We will also use a water storage system to allow continued operations without water withdrawal from the Athabasca River during seasonal low-flow periods.

Oil Sands - Responsible Development

At Cold Lake, we voluntarily re-filed and received regulatory approval for amended environmental improvements to the 30,000 barrels a day Nabiye expansion. We made Nabiye into a substantially better project with these environmental improvements. The end result …… we will have a smaller environmental footprint compared to our previous Cold Lake expansion. An investment decision to proceed at Nabiye will be made later this year.

Oil Sands - Responsible Development

There has been much public debate and many recent analyses that characterize greenhouse gas emissions from the oil sands. Anti-oil sands campaigners have consistently claimed that oil sands production results in up to three times the level of greenhouse gas emissions compared with conventional oil production.

A report on oil sands greenhouse gas emissions was released last September by IHS CERA, an global leading energy research and analysis firm. They noted that a project like Kearl, producing diluted bitumen through paraffinic froth treatment, will result in lifecycle greenhouse gas emissions no greater than the average of crudes consumed in the United States.

Oil Sands - Research and Development

As well, we are progressing research to develop potentially game-changing oil sands technologies.

At our Calgary Research Centre, we are pursuing processes that would eliminate the need for water and steam in in-situ operations and oil sands mining. I’ll talk more about one of these exciting technology breakthroughs in just a minute.

The picture on the left is a representation of the Imperial Oil - Alberta Ingenuity Centre for Oil Sands Innovation located at the University of Alberta. It is focused on generating breakthrough technologies that will revolutionize the productivity and sustainability of oil sands operations.

In 2010, Imperial joined a number of leading industry players in an innovative research collaborative to advance management strategies for tailings treatment. The companies agreed to share existing technologies and research and to co-ordinate technology development going forward to improve the pace of tailings reclamation.

Non-Aqueous Extraction

Non-aqueous extraction is being actively progressed at our Calgary Research Center. Shown here in these pictures, the naturally occurring oil sands on the left will be selectively processed with an organic solvent, instead of forcefully separated with hot water in the current bitumen-extraction process. The solid sand and clay agglomerates are left behind for prompt placement back into the mine. After solvent is separated from the bitumen, it is re-used in the selective extraction process. This new technology works and is being perfected at the laboratory scale.

This would be a breakthrough from a number of perspectives. For example, energy costs would be much lower because the need for hot water would largely be eliminated. And it would facilitate the elimination of fluid tailings ponds.

This is a great example of Imperial Oil’s focus on responsible development of Canada’s oil sands and the ongoing use of technology to develop one of the world’s largest recoverable energy resource.

Public Advocacy - Oil Sands Development

We are also getting better at talking to stakeholders and responding to critics.

We know we have a positive story to tell. North Americans do not have to choose between energy security, economic well-being and a clean environment.

And we are speaking out, as Imperial Oil and through the upstream industry association, CAPP. With facts about the challenges and progress that is being made.

Some facts on water use in our industry. Today, it takes between 2 and 6 gallons of water to produce 1 gallon of refined gasoline from oil sands. This is about the same amount of water needed to produce and refine from conventional oil production. By comparison, it takes an average of 100 gallons of water to produce a gallon of corn ethanol in the United States. Cellulosic ethanol will require about 10 gallons of water. To put the energy industry’s use of water into proper context, it takes two and a half gallons of water to produce a single sheet of paper. And a cup of coffee can take as much as 36 gallons of water.

Facts on land use. In more than 40 years of oil sands mining, industry has disturbed just two hundredths of one percent of Canada’s boreal forest. And this area will ultimately be reclaimed.

Facts on GHG emissions. The oil sands account for 5% of Canada’s GHG total and one thousandth of global GHG emissions. And as an industry, we have reduced per-barrel greenhouse gas emissions by nearly 40 percent since 1990.

I’d like to close my remarks by highlighting Imperial’s strengths.

Imperial Strengths

We face the future with confidence that Imperial’s strengths will continue to deliver strong shareholder value. Imperial is ideally suited to continue to be an industry leader both today and into the future. We have a unique level of discipline and consistency in the management of our business, proven to deliver superior results.

Our existing portfolio of assets is high performing. And the quality of our resource base enables sizeable and profitable upstream volume additions. We have the access to ExxonMobil global resources to execute our Upstream growth strategies.

While others have taken steps to abandon the integrated business model, we conclude that our ability to implement value capture across the integration of our business is a competitive advantage.

Underpinning these strengths are superior technology and outstanding financial strength.

You’ll hear next from Glenn Scott who will review the Upstream where we are undertaking a significant growth strategy with an exciting growth profile.

Upstream - Doubling Production

Thank you, Bruce and good morning!

It’s now my pleasure to focus on Imperial Oil’s upstream business, beginning with a brief look at our 2010 results.

Imperial Oil Upstream Business

Last year demonstrated again how our business model serves us well across the business cycle. While we were working hard on near term and longer term growth opportunities, much of which I will talk about a bit later, we maintained focus on achieving superior results at our existing sites. Net income was $1.7 billion, 33% more than 2009 with stronger oil prices and improved reliability. Even as we increased our capital employed by about 10%, primarily at Kearl, we still achieved a 21% ROCE in the Upstream business.

Production was 294,000 barrels per day of oil-equivalent, most of that oil and largely oil sands production. I’ll speak more in a moment about how we look to increase oil and specifically oil sands weighting in the coming years.

At $3.8 billion, 2010 was a year of record capital investment and exploration expense in the Upstream, most of that at Kearl. In addition, we continue to invest at Cold Lake with new pads, infill drilling, maintenance capital and new technology pilots. In 2010, exploration activity was high, with continued expansion of our interest in Horn River and commensurate drilling activity.

Upstream Assets

We have a broad geographical position in Canada. On the East Coast, we have a 9 percent interest in the Sable operation.

In the West, we’re a founding owner of the world’s largest oilsands mining operation at Syncrude and own 100 percent of the world’s largest thermal in-situ operation at Cold Lake.

Our next world class asset, Kearl, is under construction and well underway for first oil late next year. In addition, we continue to actively explore on other Athabasca leases we hold. More recently, we have started work looking at tight oil opportunities in Alberta.

In the exciting shale gas rich Horn River area of Northeastern British Columbia, we have a 50% interest in over 340 000 acres, with ExxonMobil holding the other 50%.

Moving North, the Norman Wells field, located just south of the Arctic Circle on the Mackenzie River, is our largest conventional oil producing field. It’s given us a presence in the North for nearly a century. And, that presence should continue to grow. Recently, Imperial Oil and ExxonMobil cross-conveyed interests with BP in the highly prospective Beaufort Sea exploration opportunity where Imperial Oil now has a 25% interest in about 1 million acres. Last, we have a 100% interest in 3 trillion cubic feet of gas at Taglu, which is one of the anchor fields for the Mackenzie gas project.

Imperial Oil Upstream Strategy

Imperial Oil has a long history of pioneering work in oil and gas exploration and development in Canada. Finding large plays and developing the technology to produce the resource economically, responsibly and at low cost has resulted in a history of superior operating and financial performance.

To achieve such results takes a long-term focus and dedicated efforts across the business functions. Developing and using technology to identify high quality exploration opportunities is key. Project execution, backed by ExxonMobil’s Development Company delivers competitively advantaged production assets.

Once we’ve developed the opportunity, operational excellence, a trademark of Imperial Oil and ExxonMobil, leads to safe, sound environmental and strong financial performance year in and year out.

Longer term we see opportunities to become a premier natural gas supplier. The demand for natural gas is growing in North America and around the world, as Bruce noted earlier, and Imperial is well positioned to become a major player in the North America gas market over the next years and decades.

Last, we look to technology to differentiate us from competition. We have, and will continue, to invest tens of millions of dollars every year to find and develop the technologies that will deliver tomorrow’s energy.

Operational Excellence

Our focus on operational excellence continues to deliver leading safety, environmental and operational performance. We have a long history of operating assets better than anyone else.

One example, shown on this chart, compares capacity utilization across major, established in-situ operations in Alberta. As you can see, over the past 3 years, Imperial Oil’s Cold Lake site leads the industry in capacity utilization.

Such results are achieved through the rigorous application of established best practices, a culture of continuous improvement and relentless focus on day to day details.

Oil Sands - An Accessible Resource

Canada’s oil sands are becoming increasingly important as a global source of energy. The pie chart to the right shows the proportion of global crude oil resources that are accessible to non-sovereign public and private companies, such as Imperial Oil. About 78% of the world’s crude oil resource is held or controlled by governments or government controlled oil companies, such as Venezuela and Saudi Arabia. However, of the remaining 22%, over half can be found in Canada’s oil sands. Canada’s oil sands comprise over 170 billion barrels of the total Canadian resource of about 175 billion barrels.

Clearly, to meet the growing demand for oil globally, developing Canada’s oil sands is essential.

Imperial Oil - Over 40 Years of Oil Sands Experience

Imperial has been active in the oil sands for well over 40 years, with our pioneering work with in-situ production technologies at Cold Lake and as an original owner at Syncrude.

Imperial is well positioned to deliver industry leading results for decades to come.

Oil Sands - In-situ and Mining

On this chart, you can see how oil sands production, both mining and in-situ, have played an increasingly important role for the company across the decades. Imperial held the original patents for both dominant in-situ recovery technologies; Cyclic Steam Stimulation and Steam Assisted Gravity Drainage, or SAGD. Research and development culminated with commercialization at Cold Lake in 1985, preceded by pilot production sales volumes starting a decade earlier.

Added Proved Reserves

Let’s turn now to look at our track record of growth.

While our reserve additions tend to come in large chunks, we have a history of growing our reserves over the long term. In the past decade, we’ve seen improved recovery at operations like Cold Lake and added reserves through additions from new projects.

The net result is that while producing more than 1 billion oil equivalent barrels over that period, and that is shown in the red bar, we grew our proved reserves by about a third, and our total reserves are shown by the blue bar on the far right.

Added Non-proved Resource

And for non-proved resources, our growth over the same period is more significant. We’ve added about 5 1/2 billion barrels to our resource base through our exploration and delineation programs, shown in the red bar.

This allowed us to grow our non-proved resource base by over 40 percent, shown in blue bar on right, even after conversion of significant resources to proved reserves, shown in the green bar.

Over the last 10 years, we have spent only 37 cents per barrel of non-proved resource added.

High Quality Portfolio

This chart further delineates our non-proved resources. Growth is made possible by our extensive opportunity portfolio. We have not only one of the largest resource portfolios in the country, but in our opinion, also one of the highest quality.

Whether its mineable oil sands, shown in blue, where we believe our Kearl property is the best undeveloped mining opportunity in the Athabasca region, or in-situ heavy oil, shown in black, where Cold Lake is clearly the premier asset, we believe we are in an enviable position to take full advantage of oil sands growth.

And, in the conventional business, shown in red, our 3 trillion cubic feet Taglu field is a world class gas resource that is fully delineated and ready for development. We have grown the size of the conventional portion of non-proven resource in the past couple of years as we start to incorporate Horn River into the solid red conventional oil and gas segment.

Adding to the Resource Base

And, we have every expectation that this resource base growth will continue.

Over the past 4 years, we’ve successfully acquired new, material acreage in virtually all of Canada’s most attractive exploration areas. Our Beaufort acreage provides the potential for significant, long term resource growth.

Nearer term, our acquisitions in both Horn River and Athabasca have the potential for additions from our active delineation and testing programs.

We also believe there are further opportunities in both unconventional oil and gas in Western Canada.

I’ll speak more about all of these opportunities in just a moment.

Oil Sands and Gas Resources Drive Production Growth

All of these actions – exploration, research, environmental impact mitigation – are ultimately designed to add profitable production to our portfolio. And we’re excited about where we’re headed.

We have plans in place that would double our production by 2020, as shown on this chart. That growth will be apparent by 2013, our first full year of production from Kearl Initial Development. Also we are well on the way toward sanctioning decisions for both Kearl Expansion, a duplication of Kearl Initial Development and the Nabiye expansion at Cold Lake.

We also look forward to continued reliability improvements at Syncrude providing additional volumes. And longer term, we’ll continue to see our conventional production decline, but this will be more than offset by growth in our oil sands assets and with new gas production.

Highly Oil Weighted

When we look at growth plans by product, you can see how recent expansions and near term additional volumes will increase the proportion of oil in our production portfolio by about 10%, from the current 84%.

We believe this profile is clearly advantaged in the near term as we grow profitable crude oil volumes and remain in a position where our internal demand for natural gas is supplied primarily from equity production. In the future, gas will represent a larger proportion of production and our strong acreage position and land tenure terms will allow us to develop gas when the economics warrant.

Cold Lake - A Premier In-situ Asset

Cold Lake is a premier asset and is the world’s largest in-situ heavy oil production facility. Imperial has produced over 1 billion barrels at Cold Lake and clearly have decades of production yet to come.

We’ve been able to steadily grow production at Cold Lake since start-up using a staged development model. This phased approach allows us to take advantage of efficient, template facility construction using our “design one, build many” strategy.

This same strategy will be used for the next phase of Cold Lake, known as Nabiye, which is expected to be on production by 2015. I will talk more about this opportunity in a moment.

This staging allows us to not only realize efficiencies in execution, but also provides the opportunity to apply advances in technology to enhance recovery.

In-situ Recovery Enhancement

And Cold Lake is a story about technology development. We have a long history of developing new recovery technologies to enhance the value of our existing in-situ resources. Recovery enhancement is another form or organic growth in addition to finding and developing new resources.

To improve in-situ recovery from existing wells, we are evaluating new steam flooding techniques for late life wells and have commercialized a technology, LASER, where solvent is added along with steam in mid life wells. This improves both recovery and greenhouse gas intensity levels and is in use on about 240 wells at Cold Lake. I’ll talk more about this technology on the next slide.

We are also piloting technologies that will allow us to develop in-situ resources that don’t lend themselves readily to existing technologies.

For example, we have a pilot in the field at Cold Lake, called solvent-assisted SAGD, where solvent is added to lower pressure steam and the mix is injected into the formation. We are also preparing to pilot a cyclic solvent process, which could potentially eliminate the use of steam altogether, reducing water use and significantly lowering greenhouse gas intensity.

These technologies will allow us to continue our trend of increasing recovery at Cold Lake, shown in the blue bars, and will also provide the basis for the development of other in-situ assets in the area.

LASER

The chart on this page demonstrates the significant improvement we have seen in some of the wells where we are using LASER, or Liquid Addition to Steam for Enhanced Recovery at Cold Lake. Compared to a typical cyclic steam stimulation well, LASER is providing additional recovery over the later life of wells. Over about 2 cycles, recovery is up about 35%. This additional recovery comes with no additional steam input. So for these wells, greenhouse gas emissions are down about 25% versus comparable wells.

Next Generation Technologies

As I mentioned before, we have a number of other technologies at different stages of development that will enhance recovery, reduce greenhouse gas emission intensity and improve financial performance.

With our steamflood technology, we will drill new steam-only injector wells and continue to produce from existing wells. In older development areas, this technology will encourage the flow of steam from the new injector toward producing wells, accessing bitumen that cannot be reached with the existing single injector and producing well. This technology is going to contribute significantly to the higher recoveries shown on an earlier slide.

The picture on the right is our solvent assisted SAGD pilot at Cold Lake. This technology is promising as the next generation technology in reservoirs where SAGD will be the appropriate technology.

Last, our cyclic solvent process is targeted at more challenging reservoirs where heat can easily be lost out of the formation, making thermal recovery technologies ineffective.

Nabiye Expansion at Cold Lake

At Cold Lake we have started field clearing and road and bridge construction for the Nabiye expansion which is northeast of the existing development.

Nabiye is a continuation of our “design one, build many” approach, largely copying the design from our most recent expansion, Mahkeses. Nabiye is expected to produce about 30,000 barrels per day, starting in 2015. Although Nabiye received regulatory approval in 2004, we recently received approval for some amendments we proposed. The amendments include a cogeneration plant, the latest sulphur removal technology and fewer well pads as advances in horizontal drilling technology enable reaching more of the reservoir from each pad. All three are proactive measures Imperial took to reduce our environmental footprint from the project.

Syncrude - A Premier Mining Asset

Syncrude is another premier, long life, oil sands asset with a proud history.

In 2007, Imperial Oil and ExxonMobil signed a management services agreement with the Syncrude owners in order to bring global best practices to bear on the Syncrude operation. We are well along the path to fully implement the management systems that Bruce mentioned earlier. Of particular importance, in addition to the Operations Integrity Management System, is the Global Reliability System that will significantly improve reliability and production.

As we have seen in our Imperial operated facilities, disciplined application of these systems does result in consistent reliability. And I believe implementation at Syncrude is starting to bear fruit.

Given the outstanding resource base at Syncrude, we expect this to be a core asset for many decades to come.

Kearl - A Premier Oil Sands Asset

Now let me update you on the Kearl project in northeastern Alberta. Kearl represents a significant opportunity for both Imperial Oil and ExxonMobil. Kearl is advantaged by the highest quality resource, the application of proprietary technology and a disciplined, phased approach to achieve a low unit development cost.

Imperial Oil sanctioned the initial phase of the project in May 2009 when others suspended work, thus securing top tier contractors. Since then we have significantly progressed the Initial Development and also refined and improved the plan for the development of the entire lease.

The Kearl lease represents one of the largest and best quality oil sands mining projects in the Athabasca region. With about 4.6 billion barrels of recoverable resource, we anticipate producing about 345,000 barrels per day at Kearl for over 40 years.

As you can see on the chart on the left, Kearl has the highest quality ore grade and has a low total volume to bitumen in place ratio. Since moving material is one of the most significant factors in determining unit operating costs, Kearl will have advantaged operating costs.

Kearl is unique as it is the first oil sands mining operation without an upgrader. By applying our proprietary paraffinic froth treatment technology, we can produce a diluted bitumen that meets pipeline and refinery specifications. This allows us to develop the resource at a lower development and operating cost. And, by only processing the oil once in a refinery, instead of in an upgrader and a refinery, Kearl’s life cycle greenhouse gas emissions will be no greater than the average of crudes consumed in the United States.

Kearl Initial Development

Since sanctioning the Initial Development two years ago the project is progressing on schedule and we anticipate first oil as originally projected in late 2012. We have over 5000 employees and contractors working on the project. As you can see in the picture on the left, work is well underway on all major plant units with tanks, major vessels and structures taking shape. The River Water Intake system is virtually complete and will be commissioned in June.

Overall, the project is about two thirds complete. Engineering and procurement are complete as is most of the module fabrication. We are just about at the half way point on construction. We started planning for Kearl development almost 10 years ago, and now with only a year and a half left, the successful start-up is being actively prepared.

Next let’s review the Kearl development plan and the improvements made recently to preserve the low full resource unit development cost.

Kearl 345 kbd - Initial Development + Expansion

As you may recall, we had originally planned for three phases, each of about 100,000 barrels per day to reach the regulatory approval limit of 345,000 barrels per day of production. Last September, we provided an update on the targeted reconfiguration of the project. We now have a clear path forward towards reaching 345,000 barrels per day in two phases.

As we progressed detailed engineering, it became clear that the proprietary froth treatment design could process more than the 100,000 barrels per day capacity envisioned in the three phase development plan. In our revised approach, we will construct two bitumen separation and treatment trains. With debottlenecking after a short period of operating experience, each train will be capable of producing about 170,000 barrels per day. The overall production profile and total resource developed remains unchanged for the reconfigured project.

We have sanctioned $10.9 billion for the reconfigured Initial Development, which also incorporates the impact of Alberta’s Directive 74, which requires acceleration of tailings recovery by six years.

Work is well underway to prepare for the sanctioning of the Expansion project. The new plan retains the advantages of our “design one, build many” approach as the Expansion project will duplicate many aspects of the Initial Development. This approach will leverage our execution learnings and take advantage of the investments in infrastructure that won’t need to be duplicated in the future.

Project capital costs for the full resource development remain unchanged, at about $5 per barrel, from what we had estimated when we sanctioned phase 1 two years ago. The Kearl project remains a very attractive development, accessing the best resource and using the latest technology. This is an example of our industry-leading project management capabilities that maximizes the value of our resources for our shareholders.

Long-life Asset

With low unit development costs, high resource quality and a very long, flat production profile, Kearl is advantaged relative to traditional decline driven production profiles. The chart on the left demonstrates how the production profile of a typical industry Gulf of Mexico project compares to the decades long plateau of the Kearl project. The chart in the lower left uses public data from Wood MacKenzie to compare the profitability of typical industry Gulf of Mexico deepwater projects with Kearl, using 2010 actual oil prices. The red and blue portions of the Gulf of Mexico deepwater bar are shaded to reflect the low and the high ranges in the Wood MacKenzie data. As you can see, Kearl has much lower unit development and operating costs than a typical industry deepwater development.

As shown by the orange shading at the top of the bars, Kearl’s remaining revenue available for earnings and government taxes and royalties is competitive with industry Gulf of Mexico projects despite the discount for bitumen relative to crude oil.

Unconventional Shale Gas

Let’s now look at some of our other opportunities, starting with our Horn River shale gas play.

Together with ExxonMobil on a 50/50 basis, we’ve acquired a significant acreage position in the Horn River basin totaling over 340,000 acres. About half of this acreage was acquired in 2009 when prices were low and many of our competitors had financing concerns. And we continued to expand our position in 2010.

Our exploration program is uncovering the resource we expected. We have successfully verified the presence of multiple productive reservoir intervals with average test results in the range of 0.5 to 1.5 million cubic feet per day from a single frac stage over a 30 day test, and modeled recoveries up to 800 million cubic feet per frac stage.

Horn River Production Pilot

Fieldwork is underway at one of our Horn River leases on a production pilot. We have started drilling an eight well pad which we expect to start producing late next year at about 30 million cubic feet per day.

The purpose of the pilot is to further understand productivity, but more importantly to understand and work on the cost structure of drilling in the Horn River basin. A full field development at Horn River will involve thousands of wells, and the key to developing a premier asset is to be a low cost operator.

To assist with the production pilot design, we have engaged the XTO organization and are bringing their expertise to bear on the development of this resource.

Once we have gained the valuable understanding from this pilot, we will be able to start planning for full field development which could occur as early as late in this decade.

Mackenzie Gas Project

In the North, we continue to work the Mackenzie gas project toward a successful outcome. A major milestone, and one long coming, was attaining regulatory approval from the National Energy Board earlier this year.

However, to make this opportunity economic, we need to come to agreement with the federal government on an appropriate fiscal structure, largely aimed at managing risks and rewards. With the election of a new government, we look forward to advancing discussions.

Our goal remains to develop a commercially sound project that will also serve as a basin-opening investment for the North.

Western Canada Tight Oil Potential

Another opportunity is tight oil in Alberta. On the map, the blue outlined area represents where tight opportunities are found. The golden sections represent existing Imperial Oil acreage holdings. As you can see, we are well positioned to develop a material position.

Tight oil plays, like the Cardium, represent another opportunity where Imperial Oil can access the expertise of both ExxonMobil and XTO to bring industry leading technology, such as horizontal, multi-frac drilling in order to be a leader in developing these resources.

Beaufort Sea

The Beaufort Sea is another highly prospective and potentially large long-term opportunity. In 2010, Imperial Oil and ExxonMobil cross-conveyed interests in abut 500,000 acres in EL 446 with BP who held the exploration license for the 500,000 acres in EL 449. So Imperial now holds a 25% interest in the approximate 1 million acre area. ExxonMobil will be the operator of the exploration effort.

Imperial Oil and our partners in the Beaufort Sea are currently participating in the National Energy Board’s review of Arctic offshore drilling requirements. Once that process is completed, likely sometime in 2012, we will then be able to determine plans to advance understanding of the area.

Additional Athabasca Acreage for 2020+

Last, but surely not least is our extensive lease holdings in the Athabasca area. Totaling almost 250,000 acres, these areas are poised to be the next generation mining and in-situ developments sometime after 2020.

We continue to gather data with extensive seismic and drilling programs across many of these leases annually.

Bruce will now talk about our Downstream and Chemical business segments.

Downstream and Chemical

Thanks Glenn.

Let’s now like to turn all of our attention to our Downstream and Chemical business units.

2010 Highlights

Complementing the company’s Upstream’s growth potential is the strength of integration with our Downstream assets.

2010 was another good year of performance in a challenging market. Our full year earnings of over 400 million dollars generated a solid 13 percent return on averaged capital employed. Our operations remain robust with refinery throughput a steady 444 thousand barrels a day and our net petroleum sales of 442 thousand barrels a day.

In 2010 we achieved strong safety performance and continued to drive “self-help” improvements in all aspects of our Downstream operations, including environmental performance, reliability performance, energy efficiency, and in the area of margin improvement.

Our Downstream is comprised of a number of profitable and long-term focused businesses. However, they participate in mature markets. As such, our strategy is to improve our operations excellence, continually keep our costs low, and have great reliability. Capital investment is kept at or below depreciation.

Leader in Refining, Marketing and Chemicals

Our Downstream businesses are distinguished by their leading market positions as you can see on this chart.

Today, approximately 1 in 5 vehicles in Canada stop to fill up at an Esso branded service stations and one fourth of the fuel consumed in Canada is refined by Imperial Oil. We have the greatest capacity to convert lower cost, heavy and challenged crudes into high value fuel, lube and chemical products.

Our lubricants business also enjoys a leading market position in Canada, and it is approximately twice as big as our nearest competitor. Similarly we have leading positions in solvents and in the asphalt business. And our rotational molding polyethylene business has the number one market position in North America and we are second in the injection molding market.

Downstream and Chemical Industry Environment

As you saw earlier in my presentation, global energy demand is expected to grow. Globally, we see demand increasing at a rate of about an average of 1% through the year 2030. We expect that liquids will remain the predominant fuel source due its energy density, the storage versatility, and the global supply infrastructure that it brings.

The growth will be driven by increasing demand for transportation fuels, especially diesel fuel with much lower growth rates for gasoline. We also see Specialty Chemicals continuing to grow strongly as lighter weight and lower cost chemical products will continue to replace the more traditional materials such as steel, glass, aluminum, and paper.

In North America, improved vehicle mileage offsets fleet size growth and demand is flat to down over the longer term. The North American market will also remain the largest importer of fuel products.

This situation will create both challenges and opportunities for the Downstream business in the future. We believe our strategies position us well to effectively compete in this environment and to deliver long-term growth in shareholder value.

Downstream and Chemical Strategies

Now the strategies that you see on this chart for the Downstream are not new. They include a relentless focus on maintaining operations excellence and our best-in-class costs.

Volume growth opportunities are limited and earnings growth necessitates being better than competition on cost. We do strike a balance however recognizing that margin enhancement also involves providing the products and services that meet customers’ needs. Businesses such as Lubricants and Specialties and our Chemical businesses have resources dedicated to developing the next generation of products.

To be best-in-class we need to be efficient and effective --- our operations excellence focus is just that. Manufacturing reliability and high capacity utilization are also key.

The Downstream businesses work with each other collaboratively and with their ExxonMobil counterparts. This maximizes the value of the crude oil and gas molecules fed to our 4 Imperial refineries and our chemical plants in Sarnia and Dartmouth.

A large part of our investment portfolio in the Downstream is driven by regulatory requirements. We balance this off with high quality return projects and we optimize obligatory investments with return opportunities.

These strategies require leading edge process and product technologies to deliver industry leading performance.

Our underlying corporate strengths allow us to effectively execute these strategies. And nowhere in our business is superior execution as important as in the area of Downstream operational excellence.

North American Refining Capacity

This chart shows U.S. refinery capacity utilization over the past 25 years. You can see that since the recent recession, capacity utilization is about on par with the early ‘90’s. I don’t know if many of you remember what the business was like back then, but it certainly was not highly profitable. Even with some refinery closures in the past couple of years, capacity utilization is still low. The financial strength we have seen in the past couple of quarters has not been a result of strong product demands and high utilization of assets.

Our utilization of refining capacity in 2010 improved and continues on the same pace in 2011, with the exception of a planned turnaround which lasted about six weeks, and just completed, at Nanticoke.

Leading Canadian Refining Capacity

However, in the long term, there will be a continuing demand for refined products in North America. Our focus is to continue to sustain and find the competitive advantages for the businesses we participate in. Imperial has the leading position for competitive scale in both throughput and conversion capacity in Canadian refineries. This scale advantage helps us perform well across the business cycle. Conversion refers to the capability to convert crude oil to higher value molecules through chemical reactions …. in processes such as catalytic cracking, hydrocracking and coking. This allows us to produce more of the higher valued products per barrel of crude. Over the last 12 years we have grown our conversion capacity in our refineries by close to 17%.

Having industry leading conversion capacity and a broad set of Downstream and Chemicals businesses means we can maximize the value of all refinery feeds, including the most challenged crudes.

Refining Self-Help

As I noted earlier, Self-Help is the internally driven improvement to our base business and a key competitive advantage. Included, is the implementation of best practices developed in ExxonMobil’s global refining network. A key focus of Self-Help is on improving reliability which is reflected in a reduction in unplanned downtime. You can see on this chart how we have reduced unplanned downtime at our refineries by two thirds since 2006.

Not only is this reliability key to be a preferred supplier, it is vital to maintain a flat cost structure.

Next I’ll show you how reliability and Self-Help have created a competitive advantage.

Refining - Cost Advantaged

When we benchmark our refineries versus competition, you can see how we are widening the gap in each of the three categories shown on this slide. The energy intensity advantage of our refineries versus competition has been growing steadily. Energy is the largest component of cash cost for refiners. Our refinery energy intensity is currently below that of the index in 2002 whereas the energy intensity average of other Canadian refineries has been increasing. Similarly, we also have a growing advantage in personnel index.

The net effect, shown on the right, is our superior unit operating cost.

Let me now cover our Fuels marketing business.

Fuels Marketing Structural Advantage

We have a competitive advantage as one of the largest suppliers and marketers of petroleum products in Canada. Our fuels are sold through Retail, Industrial and Wholesale, Aviation, Marine, and Supply channels. This broad platform of well-established customer relationships, ranging from long-term sales agreements to spot sales, provides flexibility in the marketplace.

The diagram on the left shows how our fuels sales are split between these market channels. Imperial is a significant supplier in each of these profitable market channels that are highly integrated with our refineries.

Our Fuels Marketing business and our Esso brand is a recognized leader in the Canadian market. We operate across the country and have a diverse sales portfolio aligned with our refineries and aligned with our overall supply chain. We have a strategy that emphasizes growth in urban centres and optimization of the method of business that we employ with distributors. We focus on company owned sites in the larger urban areas where we can increase site throughput and maximize non-fuel income. We rely on an efficient and a low cost set of distributors elsewhere.

Fuels Marketing Self-Help

Building on our structural advantages, we continuously look for ways to improve our Fuels Marketing business. This focus on improving asset performance and achieving operating efficiencies delivers profitability improvement via self-help.

We continue to make investments in selective market locations to high-grade our asset portfolio, increase our site throughput, and to increase our profitability.

We test sites and terminals for acceptable return and continually optimize the assets, divesting sites that are no longer strategic. The focus is on improving site productivity and cost efficient operations. Recently, we embarked on a strategy to reduce the complexity of our Industrial and Wholesale business and serve customers through a network of branded distributors. This will result in a low cost method of business with significantly reduced capital employed.

Best-in-Class Retail Operations

As a result of a disciplined approach to efficiency improvements and business high-grading, we continue to increase capital productivity. This has led to a best in class retail portfolio. Since 2000, site productivity, as measured by average site throughput, has improved nearly 50%. This increase in throughput has resulted in best-in-class costs that have decreased by almost 60% since 2000. Our improvement in sales volume per dollar of average capital employed is the envy of our Fuels marketing competitors. The Fuels Marketing business remains a cents per litre business and you can see our focus on that.

I’ll talk about our retail offer next.

Retail Offer

In our retail business, we have some superior partnerships that add value to our retail offer. In many urban locations we have Tim Horton’s kiosks, Royal Bank cash machines and we partner with Aeroplan for our loyalty points program. No other retailer has such a strong advantaged offer to get customers to shop in our retail outlets.

We also have a proprietary loyalty offer with our Esso Extra points program. The highly successful Speedpass payment option is a favorite with our customers …. young and old. Lastly, we have installed touchless car washes in many of our high volume, urban locations which provides some pretty strong returns.

The outcome of all this is sharply increasing and very profitable retail non-fuel sales, that income we earn from sales of items other than fuel.

Now let’s take a look at our Lubricants and Specialties business.

Lubricants and Specialties

In the high-value finished lubricant business, our lubricants business is another Canadian market leader. The combined advantages of technology, brand, scale, and integration give our Lubricants and Specialties business a sustainable competitive advantage relative to industry. We’ve achieved considerable sales growth in the high-margin synthetic oils market, which includes the flagship passenger vehicle engine oil, Mobil 1. This leading high-performance synthetic family of lubricants is expanding into the commercial and industrial applications as well.

As the largest marketer of lubricants, we are providing superior products to the passenger vehicle, commercial vehicle and industrial use markets. We operate a basestock manufacturing plant at our Strathcona refinery and lubricant blending facilities integrated with refineries in Strathcona and Sarnia. The Strathcona operation is the only lubricant plant in Western Canada.

With ExxonMobil, we are known for leveraging equipment builder relationships and for providing outstanding technical service to assist customers in selecting the right lubricant for their applications.

Lubricants - Synthetic Growth Rate

And, as you can see on this slide, the volume growth of Mobil 1 has reached 60% since 2005. In 2008, we introduced the Super line of Mobil branded motor oils and Delvac 1, a new line of synthetic lubricants for commercial engines.

The lubricants business continues to offer high earnings growth potential anchored by superior technology and ongoing research and development.

Not only have we seen tremendous growth in synthetic oils, but in 2010 total passenger vehicle engine oil sales increased by over 30%.

Chemical Business

Our Chemicals business captures the benefits of chemical commodity production as well as maximizing value from specialty chemicals. Imperial has a long history of superior returns, as you can see on this graph.

A key advantage we enjoy is the integration with our refineries. We operate shared facilities to maximize the value of every molecule we produce. In our Chemicals units, we can run advantaged lower cost feedstock that comes as an excess from our refinery operations. This enables Imperial to extract maximum value. We recently enhanced feedstock flexibility at our Sarnia chemical facility, allowing us to take advantage of discounts in the marketplace. In an uncertain and volatile feed cost environment, having more flexibility to optimize across the integrated chemical and refining site is a competitive advantage that others cannot easily duplicate.

Our Sarnia cracker uses only natural gas liquids as feed, giving us a competitive cost advantage versus many industry facilities that utilize liquid feedstocks which are closely linked to price of oil. And we look to expand that advantage as we study accessing feedstock from the liquids rich Marcellus shale gas area.

Chemical Business

Our Chemicals business also focuses on maintaining a best-in-class cost operation and growing margins by offering improved products and improved services. Imperial operates an aromatics extraction plant, a world class polyethylene plant, a gas cracker integrated with the Sarnia refinery, a solvent plant and two higher olefin manufacturing operations. As you can see from the graph, the percentage of sales of premium products, those products that offer unique performance advantages to our customers and higher margins, is trending higher.

Energy efficiency of the Chemicals assets in Sarnia has also consistently outperformed the competitive industry. This strong performance is achieved with operational discipline and the implementation of a low cost capital project that provided high energy efficiency returns.

Our Chemical business operates together in concert with ExxonMobil’s North American chemical business, optimizing sales and optimizing manufacturing on a North American basis and we share marketing, manufacturing, and technology know-how. Our Sarnia plant is strategically located with a one day drive of approximately two thirds of the rotational polyethylene demand in North America.

Downstream and Chemical - Business Strategy

Imperial’s downstream businesses are best characterized as being competitively advantaged. They deliver the quality products and the quality services that customers value. These businesses are focused on increasing margins via our own internal activities to minimize cost growth and to exceed customer expectations.

In these mature businesses, our investments need to be of high value --- resilient to provide superior returns across the up and the down business cycles.

Imperial optimizes across our business segments. Our downstream and chemicals businesses are a key source of the cash that is required to fund our exciting growth opportunities in the upstream. In fact over the past 3 years, through the recession, Downstream and Chemical has generated about $3 billion that we can invest in our Upstream growth opportunities.

Lastly, as our Upstream operations become more technically complex, at Cold Lake, Syncrude and now Kearl for example, we have and will continue to leverage the “manufacturing expertise” of our Downstream businesses to bear on the operating performance of the unconventional Upstream assets.

Let me now introduce Paul Masschelin who will take you through our Financing performance and Financing plans.

Finance Flexibility

Thank-you Bruce. Let me now discuss our risk management as well as financing activities and plans.

Risk Management

As you know, risk is pervasive throughout our business and it is a primary part of the job of every manager and employee’s to minimize and manage risk.

Appropriately, managing risk doesn’t necessarily mean avoiding it or insuring against it -- although we do purchase insurance whenever it is appropriate. But when it comes to strategic risks, our basic philosophy is to accept and manage it to achieve superior financial results.

On the other hand, when it comes to complying with laws and regulations in our operations and reporting, we have no tolerance for avoidable risk.

Our corporate priority around flawless execution and operational excellence addresses operational and compliance risks in all parts of the company.

A focus on cost management and credit risk aids in minimizing financial exposures.

Capital investments are managed prudently. Our well honed process of “design one, build many” means that we can stage investment dollars and continually test the business environment for the appropriateness of an investment opportunity. And since we test investments over a range of prices, we can be confident that good returns will be delivered across the business cycle. Given volatile commodity prices, we strive to maintain a strong balance sheet. Not only does this reduce risk, but it ensures that we can take advantage of investment opportunities that may arise at any time.

Consistent Financial Approach

The use of a consistent, well-ingrained and clearly understood management systems which have been honed world-wide have served us well in managing the risks and volatility inherent to our business.

We have a very disciplined investment identification and development program. With ExxonMobil, we can compare our opportunities on a global scale and can be confident that our projects will compete favourably in a global marketplace.

We have a very mature project management system that has demonstrated consistent and leading performance. As we direct more cash into exciting and high quality opportunities, project management expertise is vital to maximize returns.

Our approach to business is very straightforward and transparent: we focus on long-term fundamentals and conservative business cases. We don’t use special purpose entities, derivatives or hedging. With a strong balance sheet and a disciplined investment process we prefer to be fully exposed to the market and avoid costly risk management instruments.

Our business ethics compliance program and business control systems are best-in-class and should give you great confidence that your investment is prudently managed.

Let me turn to Corporate Governance next.

Governance and Ethics

It is important to note that our Board of Directors is composed primarily of independent directors. The seven member board is comprised of our CEO, Bruce March, one senior executive from ExxonMobil and 5 independent directors.

Our strong ethics policy applies equally to directors and employees and sets very clear expectations and limits regarding our business dealings.

We require and deliver full, transparent and clear financial reporting to both our shareholders and regulators.

Of particular importance is the depth and breadth of our business controls and ethics programs. Like all our key management systems, it is incumbent on management and directors to ensure all potential serious and material issues are thoroughly investigated, reported, documented and any resultant improvement ideas are fully implemented.

Operational Excellence

A key outcome of our attention to details and our culture of continuous improvement is our long-standing focus on cost control. Indeed, Imperial continues to demonstrate industry leading cost control. The graph on this slide shows the cost history of “cost above field”, or costs incurred above the direct first-line operators and field personnel, or said another way, it shows the overhead costs across the businesses and corporate departments. As we have shown for over 15 years, and again this year, we continue to offset inflation and keep nominal overhead costs flat over the decade. This represents a cumulative saving of about $1 billion over the last 10 years.

To accomplish this we have increased productivity by about 25%. This is the outcome of hundreds of small improvements throughout all areas of business enterprise. As we leverage technology, we are diligent to ensure efficiencies are captured. We also take advantage of low cost business support centres operated by ExxonMobil around the world to help keep back office costs flat.

This focus on cost control extends beyond overhead costs.

Operational Excellence

A significant accomplishment is the fact that we have kept total corporate costs flat 2008 to 2009 to 2010. This is not a result of downsizing the business. In fact, in light of the pending production growth, for which we have are already been staffing up for, this makes it an even more noteworthy achievement.

Improved reliability in all businesses is the main reason enabling us to offset inflation and the costs of growth. Nothing contributes more to safety, environmental and financial performance as our focus on operational excellence. Unplanned events are not only higher risk and expensive, they also take away time that our workforce can use to work on those hundreds of continuous improvement ideas.

I’ll now take a few moments to talk about our financing plans.

Cash Utilization

Once we have covered the operating costs of the company and have paid dividends, the first and best use of cash is to fund high quality investment opportunities, and we believe we have those high return prospects for many years to come.

When available cash is in excess of our funding needs for those high quality opportunities, we will return that cash to shareholders in the form of share repurchases. Repurchases are good for shareholders who want to sell as it provides them with the most effective timing and tax treatment. Repurchases are also good for shareholders who want to hold as they now have a greater percentage ownership in our tremendous set of assets.

As we have embarked on growth with Kearl Initial Development the first major step, we halted share repurchases in early 2009, other than for anti-dilution purposes.

Asset Management

Not only are we actively managing growth opportunities, it is also important to ensure that all our assets are performing to expectations. We often see that as older and smaller conventional fields, and other assets, no longer fit our long-term vision that we are able to get a good return for them in the marketplace.

We have a steady program looking at assets that may be of greater value to others than us. As you can see on this slide, we have sold about $1 billion of assets over the past 5 years.

Another important aspect of our active portfolio management is the fact that we have not had any material write-downs over this period. As part of our investment reappraisal program, we systematically conduct a post fact review of such divestments and invariably find that - in hindsight - divestment was the right decision.

Reliable and Growing Dividends

A dependable dividend has been a hallmark of Imperial Oil. I don’t know many companies that claim a dividend paid for more than 110 years. Over the past 16 years, we have annually increased the dividend we paid, with a 34% increase since 2006.

Solid Financial Position

A strong balance sheet is clearly one of our competitive advantages in the current environment. Let me spend a minute just to remind you how strong our balance sheet is. For a number of years now, Imperial has been the only Canadian industrial with a AAA credit rating from Standard and Poors. Through the recession in 2008 and 2009, we had no net debt and took advantage of that position by advancing Kearl when no one else was funding large construction projects and by buying shale gas and oil sands leases at very attractive prices.

Even as we invested $4 billion in growing the business last year, more than doubling average investment of the prior years, we largely funded that growth from cash from operating activities. At year end 2010, we had a 7% debt to total capital ratio maintaining our very strong and flexible balance sheet.

Capex vs. Operating Cash Flow

Further on cash flow, on this slide you can see how cash flow has outpaced investment on average over the last 5 years. Over the next few years, we would expect to take on somewhat more debt as part of the initial investment in growth. The amount of debt will depend on commodity prices. I’ll talk more about our debt plans in a moment.

Financial Strength Enables Growth

We have talked a great deal today about our exciting growth plans. This chart illustrates an outlook of the capital and exploration expense requirements to fund that growth. Over this decade, Imperial expects to spend $35 to 40 billion on capital and exploration expense, largely directed towards growth as we double Upstream production. We expect that each year spending will be between $3 and 5 billion.

Although these are large sums, we are confident that the investments will be resilient across the business cycle for the all the reasons we have talked about today. And there is no better developer to have been behind you than ExxonMobil.

Key to our financing plans remains the objective to retain flexibility to take advantage of opportunities that may arise.

Retaining Balance Sheet Flexibility

Looking forward over this decade, I’ve shown on this slide one price case and what that means for financing.

You can see that debt to total capital will peak in 2013 and 2014, and then drop thereafter as the cash generated from Kearl puts us back into a positive free cash flow position.

In this scenario, we would again be debt free well before 2020.

We will be financing the growth only with debt and operating cash flow - meaning all of the increased production and advantaged returns will flow directly to our shareholders’ equity.

The debt financing we will use will be a combination of commercial paper, where we currently have about $200 million issued and drawing on a loan from ExxonMobil. Currently we have drawn about $500 million against the $5 billion loan agreement in place with ExxonMobil.

I will now turn it back to Bruce.

Summary Remarks

Thanks, Paul.

As we summarize now, I am very proud of our operating results. I trust you have a better appreciation of how we have positioned Imperial to thrive across the business cycle but more importantly to be successful in the long-term.

Imperial Oil - Long-term Growth

So in closing, I’d like to emphasize how Imperial is uniquely positioned to grow and continue to have a track record of success.

Our business model is right to support continued strong performance in our base business and to grow Upstream production in the coming years:

•	Ensuring that “Nobody Gets Hurt” and keeping our focus on improving environmental performance and developing our leading portfolio of oil and gas opportunities prudently and responsibly.
•	By actively managing and mitigating risks across all the businesses
•	By maintaining disciplined capital management.
•	By improving reliability and utilization — in all of our Upstream, Downstream and Chemical business units.
•	By remaining highly competitive and furthering our lead in best-in-class expense performance.
•	And by leveraging the global expertise we can access through our affiliation with ExxonMobil

This is a pretty exciting time for the energy business and Imperial is ready for the challenges that lay ahead. We have leading businesses in all the segments we participate in and we are focused on continually improving those businesses to generate cash to fund growth projects.

Technology gives us the confidence in our ability to deliver new solutions, to invest in unconventional resources, and to continue to deliver operational excellence. Technology is the key to sustainably unlocking the superior energy resources Canada is endowed with as the worldwide demand grows.

Our financial position and disciplined approach means we can take advantage of conditions across the whole business cycle.

I know from my experience in the oil and gas business all around the globe that the very best teams are characterized by a strong desire to do better. I can truly say the Imperial team is a prime example of this.

This concludes our prepared remarks. We have some time left so I would be glad to answer any questions you may have.